Exhibit 99.(2)(g)(2)

SUBADVISORY AGREEMENT FOR

Schroders CAPITAL Private Opportunities Fund

THIS AGREEMENT is made as of _______________ __, 2026, by and between SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC. (“SIMNA”), a corporation organized under the laws of the State of Delaware with its principal place of business at 7 Bryant Park, 19th Floor, New York, NY 10018-3706, and SCHRODERS CAPITAL MANAGEMENT (US) INC. (“Schroders Capital”), a corporation organized under the laws of the State of Delaware with its principal place of business at 7 Bryant Park, 19th Floor, New York, NY 10018-3706.

W I T N E S S E T H

WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the “Board”) of the Schroders Capital Private Opportunities Fund (the “Fund”), a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to the provisions of the Investment Advisory Agreement, dated as of [XX], 2026, by and between the Adviser and the Fund (the “Investment Advisory Agreement”), SIMNA has selected Schroders Capital to act as sub-investment adviser of the Fund and to provide certain related services, as more fully set forth below, and to perform these services under the terms and conditions hereinafter set forth; and

WHEREAS, each of SIMNA and Schroders Capital is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Investment Advisory Agreement contemplates that SIMNA may appoint a subadviser to perform some or all of the services for which SIMNA is responsible thereunder; and

WHEREAS, Schroders Capital is willing to furnish these services to SIMNA and the Fund.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, SIMNA and Schroders Capital hereby agree as follows:

1.             Appointment of Schroders Capital. SIMNA hereby appoints Schroders Capital as investment sub-adviser for the assets of the Fund, on the terms and conditions set forth herein, and subject to the direction of SIMNA. Schroders Capital accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.             Duties of Schroders Capital.

(a)            SIMNA employs Schroders Capital to act as its sub-adviser in managing the investment and reinvestment of all or a portion of the assets of the Fund in accordance with the Investment Advisory Agreement; to continuously review, supervise, and administer an investment program for the Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund (either directly or through SIMNA) with all records concerning the activities of Schroders Capital that the Fund is required to maintain; and to render or assist SIMNA in rendering regular reports to the Fund’s officers and the Board of Trustees concerning the discharge of Schroders Capital’s responsibilities hereunder. Schroders Capital will discharge the foregoing responsibilities subject to the supervision and oversight of SIMNA, the Fund’s officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to Schroders Capital in writing (either directly or through SIMNA), and Applicable Law. Schroders Capital agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(b)            Schroders Capital acknowledges and agrees that SIMNA is ultimately responsible for all aspects of providing to the Fund the services required of SIMNA under the Investment Advisory Agreement. Accordingly, Schroders Capital shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement, subject at all times to the direction, control, supervision, and oversight of SIMNA. In furtherance thereof, Schroders Capital shall, without limitation, (i) make its offices available to representatives of SIMNA for on-site inspections and consultations with the officers and applicable portfolio managers of Schroders Capital responsible for the day-to-day management of the Fund, (ii) upon request, provide SIMNA with copies of all records it maintains regarding its management of the Fund and (iii) report to SIMNA each calendar quarter and at such other times as SIMNA may reasonably request regarding (A) Schroders Capital’s implementation of the Fund’s investment program and the Fund’s portfolio composition and performance, (B) any policies and procedures implemented by Schroders Capital to ensure compliance with United States securities laws and regulations applicable to Schroders Capital and the Fund, (C) the Fund’s compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to Schroders Capital in writing (either directly or through SIMNA) and (D) such other matters as SIMNA may reasonably request.

3.             Securities Transactions. Among its responsibilities, Schroders Capital shall select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to Schroders Capital (either directly or through SIMNA) and, to the extent applicable, consistent with Section 28(e) of the Securities Exchange Act of 1934. Schroders Capital will promptly communicate or assist SIMNA in communicating to the Fund’s officers and the Board of Trustees such information relating to the Fund’s transactions Schroders Capital has directed on behalf of the Fund as SIMNA or such officers or the Board may reasonably request.

4.             Compensation of Schroders Capital. For the services to be rendered by Schroders Capital as provided in this Agreement, SIMNA (and not the Fund) will pay to Schroders Capital at the end of each month a fee equal to the amount set forth on the attached hereto. For clarity, SIMNA (and not the Fund) shall be obligated to pay Schroders Capital fees hereunder for any period only out of and following SIMNA’s receipt from the Fund of advisory fees pursuant to the Investment Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the Effective Date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.             Compliance. Schroders Capital agrees to comply with all policies, procedures, or reporting requirements that the Board of Trustees adopts and communicates to Schroders Capital in writing (either directly or through SIMNA) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.

6.             Status of Schroders Capital. The services of Schroders Capital to SIMNA under this Agreement are not to be deemed exclusive, and Schroders Capital will be free to render similar services to others so long as its services to SIMNA under this Agreement are not impaired thereby. Schroders Capital will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

7.              Liability of Schroders Capital. No provision of this Agreement will be deemed to protect Schroders Capital against any liability to SIMNA or to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

8.             Duration; Termination; Notices; Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect from the effective date for so long as the Investment Advisory Agreement remains in effect. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by SIMNA (i) upon 60 days’ written notice to Schroders Capital; or (ii) upon material breach by Schroders Capital of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; Schroders Capital may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to SIMNA; or (2) upon material breach by SIMNA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Investment Advisory Agreement. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postage prepaid, to the other party as follows:

If to SIMNA, at:

Schroder Investment Management North America Inc.

7 Bryant Park

19th Floor

New York, NY 10018-3706

Attention: Legal Department

Telephone: +1 212-641-3800

If to Schroders Capital, at:

Schroders Capital Management (US) Inc.

7 Bryant Park

19th Floor

New York, NY 10018-3706

Attention: Legal Department

Telephone: +1 212-641-3800

This Agreement may be amended by mutual consent of the parties hereto.

9.             Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

10.           Confidentiality. Schroders Capital shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than SIMNA, the Fund, the Board of Trustees, the Adviser, and any director, officer, or employee of SIMNA, the Fund, or the Adviser, except (i) with the prior written consent of the Fund, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over SIMNA or Schroders Capital, or (iii) for information that is publicly available other than due to disclosure by Schroders Capital or its affiliates or becomes known to Schroders Capital from a source other than SIMNA, the Fund, the Board of Trustees, or the Adviser.

11.           Proxy Policy. Schroders Capital acknowledges the Adviser is responsible for voting, or abstaining from voting, all proxies with respect to companies whose securities are held in that portion of the Fund allocated to SIMNA by the Adviser, but to the extent such responsibility is delegated to SIMNA, Schroders Capital shall use its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the Fund’s shareholders.

12.           Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflicts of law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

13.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth herein.

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:
Name:
Title:

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:
Name:
Title:

SCHRODERS CAPITAL MANAGEMENT (US) INC.

By:
Name:
Title:

SCHRODERS CAPITAL MANAGEMENT (US) INC.

By:
Name:
Title:

ACKNOWLEDGED & ACCEPTED BY:

Schroders CAPITAL Private Opportunities Fund

By:
	Name:	Michael G. Beattie
	Title:	President

APPENDIX A

Compensation of Schroders Capital

For services rendered by Schroders Capital as provided in this Agreement, SIMNA (and not the Fund) will pay Schroders Capital a subadvisory fee at the end of each month, in an amount determined based upon the internal Schroders Group Transfer Pricing Policy then in effect, with respect to the following:

1.	Schroders Capital Private Opportunities Fund